SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 24, 2004
(Date of earliest event reported)

USF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19791	36-3790696
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

8550 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(773) 824-1000

(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Item 9.	Regulation FD Disclosure.

During USF Corporation Conference Call on May 24, 2004, the following information was disclosed:

1.	USF Corporation intends on reporting USF Red Star going forward as a discontinued operation. Related to this shut down, the Company expects to take a pre-tax charge of approximately $50 to $55 million in the second quarter. This charge is made up of two components. The first half is in the range of $15 million to $20 million relating to the write-down of fixed assets, writing down of inventories, severance pay and so forth. The second half is related to MEPPA liability.

Pension plans are run by third party trustees. The current information the Company has about MEPPA liability is about a year and a half to two and a half years old. Based on this the Company estimates that USF Red Star’s liability is about $35 million. Based on the best information the Company has although it is dated, the second quarter charge including MEPPA would be in that range.
2.
The impact on the Company’s PremierPlus product that was going into the Northeast or out of Northeast, is estimated to be less than $50 million of lost revenue from activity outside of the Northeast region.
3.	For the remainder of 2004, the Company expects ongoing pre-tax charges related to the shutdown of USF Red Star to be around $5 to $10 million.
4.	The Company is estimating a negative cash flow for the impact of the shutdown of USF Red Star of around $6 to $9 million, including the estimated MEPPA liability and before tax effects.

This information is being furnished in accordance with Rule 101 (e)(1) under Regulation FD and shall not be deemed to be filed.

Statements in this report contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are subject to a number of risks and uncertainties and actual results may differ materially. These risks and uncertainties are detailed from time to time in reports filed by the Company with the SEC including forms 8-K, 10-Q and 10-K.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

USF CORPORATION
By:	/s/ Richard C. Pagano Richard C. Pagano Senior Vice President, General Counsel & Secretary

Date: May 25, 2004